Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REVIEWS ITS LONG-TERM GROWTH GOALS AND ANNOUNCES ITS LONG-TERM CAPITAL STRUCTURE STRATEGY
Company to Hold Investor Day Meeting in New York to Review Achievements, Strategies and Opportunities
WINSTON-SALEM, N.C. (Feb. 19, 2008) — Hanesbrands Inc. (NYSE: HBI) today announced that its strategies to build brands, reduce costs and generate cash will provide the opportunity to achieve its long-term growth goals, including those for diluted earnings per share.
Shortly after its spinoff in September 2006, Hanesbrands established long-term growth goals for 2008 and beyond, including double-digit growth for non-GAAP diluted earnings per share, which exclude actions (see non-GAAP description below).
Hanesbrands Chief Executive Officer Richard A. Noll today provided more clarity about the double-digit diluted EPS goal. “Our goal remains to achieve double-digit growth for diluted EPS excluding actions for the next three to five years,” Noll said. “While a year from now, we may narrow our annual EPS growth goal to be in the range of 15 percent to 25 percent, for now we will maintain the more general double-digit goal because 2008 has the potential for EPS growth above this range.”
The company’s opportunity for 2008 EPS growth is due to declining interest expense as a result of lower debt levels and interest rates, a lower effective tax rate, and the potential for further improvements in operating performance driven by both brand building and cost-reduction efforts. The company cautioned, however, that the challenging economic environment could mitigate some of the potential for operating performance improvement.
“Our post-spinoff growth model is pretty straightforward,” Noll said. “Our generation of strong, consistent cash flow combined with cost-reduction efforts and modest sales growth yields significant opportunity to increase EPS.”
Since its spinoff in September 2007, Hanesbrands has repaid $285 million in debt, voluntarily contributed $96 million to its qualified pension plans, which are now 97 percent funded, and bought back $44 million worth of stock.

Hanesbrands Inc. Reviews its Long-Term Growth Goals and
Announces its Long-Term Capital Structure Strategy — Page 2
Long-Term Capital Structure
Hanesbrands has $2.3 billion of long-term debt, and the company’s debt leverage, as measured by adjusted debt to EBITDAR ratio, has decreased from 5.2 at spinoff to 4.6.
The company announced today that the company’s leverage goal is adjusted debt to EBITDAR of 4.0 times with a target range of between 3.5 and less than 5.0 times.
“Because of our strong cash flow due to the replenishment nature of our core categories, a leveraged profile for Hanesbrands is desirable,” said Hanesbrands Chief Financial Officer E. Lee Wyatt. “Our first priority is always to use cash to invest in our business and meet our obligations. With excess cash, we believe we have greater potential for value creation by repurchasing shares or making acquisitions than continuing to reduce our debt leverage below the 3.5 ratio.”
With the current conditions in the financial markets, Hanesbrands will maintain its current debt structure. The company’s long-term debt doesn’t start to mature for at least four years. When financial markets normalize, the company plans to refinance its debt.
“We will always use our cash judiciously to create value,” Wyatt said. “We are in a good position with our capital structure in today’s financial market. With our current capital structure, we benefit from the declining interest rate environment, we have high liquidity and we can continue to reduce debt. When the markets normalize, we can refinance to gain greater flexibility in our use of cash, including using it to increase share repurchases and pursue potential acquisitions.”
Hanesbrands does not envision any significant commercial acquisitions with its current capital structure, although smaller tactical acquisition opportunities may be considered. Longer term, Hanesbrands would only consider acquisitions that meet strict criteria. Any acquisition would have to support its strategic initiatives, be consistent with its core business, provide synergies, complement growth, and generate returns greater than the weighted average cost of capital.
Long-Term Business Modeling Highlights
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company does have a practice of providing an understanding of long-term goals, trends associated with its business, current financial performance, and information required to model the long-term potential of the business.
•	Increasing Sales. Hanesbrands’ long-term annual growth goal for sales is 1 percent to 3 percent, excluding acquisitions. The company continues to invest in its largest and strongest brands in core categories.

Hanesbrands Inc. Reviews its Long-Term Growth Goals and
Announces its Long-Term Capital Structure Strategy — Page 3
•	Increasing Operating Profit. Hanesbrands’ long-term annual growth goal for non-GAAP operating profit is 6 percent to 8 percent.

•	Improving Operating Profit Margin. Implicit in its long-term sales and profit goals, Hanesbrands has a goal of improving non-GAAP operating profit margins by 50 to 100 basis points per year.

•	Cost-Reduction Opportunities. To support its goal of improving operating profit margins, Hanesbrands has numerous cost-reduction initiatives. Additional gross annualized savings could approach or exceed $200 million in future years. These gross savings exclude startup expenses, cost inflation, price deflation, and other cost pressures that Hanesbrands may face in future years. Any net savings would favorably impact gross margins and to a lesser extent selling, general and administrative expenses.

•	Restructuring. The company expects to incur approximately $250 million in restructuring and related charges in implementing its cost-saving plan over the three-year period that began with the spinoff. About half of these charges are expected to be noncash. Through 2007, the company had recognized $116 million in restructuring and related charges.

•	Working Capital. The company has a goal to continually improve working capital by an average of $50 million per year for the foreseeable future.

•	Interest Expense. Three-quarters of Hanesbrands’ long-term debt, or $1.7 billion, benefits from a declining interest-rate environment. Based on a London Interbank Offered Rate of 3.25 percent, Hanesbrands has a blended interest rate of 6.9 percent.

•	Effective Tax Rate. Due to anticipated offshore investments in its supply chain for at least the next three years, Hanesbrands expects its effective tax rate to be in the range of 22 percent to 25 percent. The rate is lower than the company’s 2007 effective tax rate of 31.5 percent. The company’s cash tax rate is expected to be no higher than half of its effective tax rate.

•	Capital Expenditures. As planned, the company’s capital expenditure investments were more than 30 percent less than depreciation and amortization for the past two years and will now exceed depreciation and amortization. Over the next three years, Hanesbrands expects to invest approximately $500 million in capital expenditures, with the highest spending in 2008. For modeling purposes, the capital spending rate after 2010 should approximate the level of depreciation and amortization.

•	Use of Cash. In the current financial market, Hanesbrands will use excess cash after investing in its business to reduce debt with limited share repurchases and acquisitions. When the company refinances its debt, it may increase share repurchases or make strategic acquisitions. The company does not plan to offer a dividend at this time.

Hanesbrands Inc. Reviews its Long-Term Growth Goals and
Announces its Long-Term Capital Structure Strategy — Page 4
2008 Perspective
Hanesbrands is seeking to build on the successful momentum it achieved in 2007 and is focused on continuing to execute its strategies as it strives to achieve its long-term growth goals for sales, operating profit and EPS in 2008.
The consumer environment has been challenging for the past six months, but Hanesbrands achieved sales growth through brand building and retailer partnerships in 2007. However, this environment has the potential to put downward pressure on 2008 sales results, particularly in the first half of the year, a season that has fewer merchandising and retail promotion opportunities. The company believes that the right course of action in this environment as it strives for continued sales growth is to continue its brand-building initiatives and retail partnership programs, particularly for the back-to-school and the year-end holiday seasons.
Hanesbrands’ business model requires only modest sales growth to create operating profit and EPS growth. The company’s cash flow, cost-reduction initiatives and other business factors will be positive influences on 2008 results. Significant factors for potential EPS growth in 2008 include lower interest expense from reduced debt and lower interest rates, a lower effective tax rate and a 53rd week in the fourth quarter.
Summary of Major Initiatives
Hanesbrands is executing its strategies to build brands to drive profitable growth and to take advantage of integration and global reach to reduce costs, improve flexibility and provide high service levels.
•	Brand-Building Initiatives. The company has major marketing programs under way in core categories with its strongest and largest brands, including Hanes, Champion, Playtex and Bali. The company is using these brands to advance strategic partnerships with key retailers.

•	Reducing Costs and Leveraging Scale. Hanesbrands is continuing to execute consolidation of its organization and distribution network, develop its global supply chain in lower-cost countries, and seek savings from leveraging the collective size of its strategic purchasing organization.
“This is a very exciting time for Hanesbrands,” Noll said. “We are focused on continuing to execute our improvement strategies that delivered results in 2007. If we can achieve all of our long-term growth goals, we could see EPS double in three to five years. We are well positioned to create value.”
Hanesbrands New York Investor Day Meeting
Hanesbrands will host a live Internet webcast of its New York investor day meeting from 8:15 a.m. to no later than noon EST today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com.

Hanesbrands Inc. Reviews its Long-Term Growth Goals and
Announces its Long-Term Capital Structure Strategy — Page 5
In addition to Noll and Wyatt, speakers will include Chief Global Supply Chain Officer Gerald Evans and Chief Commercial Officer William J. Nictakis.
An archived replay of the meeting webcast and copies of the presentation slides will be available in the investors section of the Hanesbrands corporate Web site.
Non-GAAP and Leverage Definitions
Operating profit excluding actions, operating profit margin excluding actions and diluted EPS excluding actions are not generally accepted accounting principle measures. These non-GAAP measures are used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. In 2007, unusual actions were plant closings and reorganization, gain on curtailment of postretirement benefits, amortization of gain on postretirement benefits, separation of pension plan assets and liabilities, nonrecurring spinoff and related charges, other expenses, and the tax effect on these items.
Hanesbrands uses the debt leverage measure commonly used by rating agencies of adjusted debt to EBITDAR, which are both non-GAAP items. Adjusted debt includes operating leases and underfunded pension liabilities. EBITDAR is earnings before interest, taxes, depreciation, amortization and rent.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost locations around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton or labor; our debt and debt-service requirements that restrict our operating and financial flexibility and impose interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2007 Annual Report on Form 10-K, 2007

Hanesbrands Inc. Reviews its Long-Term Growth Goals and
Announces its Long-Term Capital Structure Strategy — Page 6
quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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